Exhibit 3.25
LIMITED LIABILITY COMPANY AGREEMENT
OF
CPS ACQUISITION, L.L.C.
     This Limited Liability Company Agreement of CPS Acquisition, L.L.C., effective as of July ___, 2003 (this “Agreement”), is entered into by iPayment, Inc., a Delaware corporation, as the sole member (the “Member”).
     WHEREAS, the Member desires to form a limited liability company under and subject to the laws of the State of Delaware for the purpose described below; and
     WHEREAS, the Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and its rights and obligations with respect thereto.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby adopts this Limited Liability Company Agreement and hereby agrees as follows:
     Name. The name of the limited liability company formed hereby is Acquisition Subsidiary, Inc. (the “Company”).
     Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, carrying on any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and engaging in any and all activities necessary or incidental to the foregoing.
     Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.
     Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.
     Authorized Units. The Company shall be authorized to issue 10,000 Class A Units or such greater or lesser number as the Board of Representatives may determine from time to time. Schedule A sets forth the number of Units owned by each Member.
     Member and Capital Contribution. The name and the business address of the Member and the amount of cash or other property contributed or to be contributed by the Member to the capital of the Company is set forth in Schedule A attached hereto and shall be listed on the books and records of the Company. The Representatives of the Company shall cause the books and records, and the aforementioned Schedule, to be updated from time to time as necessary to accurately reflect the information therein.

     The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.
     Powers. The business and affairs of the Company shall be governed and managed by the Board of Representatives. The Representatives shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware or as otherwise provided herein.
     Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
     Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
     Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.
     Assignment and Transfer. The Member may assign or transfer in whole but not in part its Class A Unit(s) of membership interest to a single acquiror upon the unanimous approval of the Board of Representatives.
     Admission of Substitute Member. A person who acquires the Member’s Class A Unit(s) of membership interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.
     Liability of Member and Representatives. Neither the Member nor any Representative shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
     Indemnification. The Company shall indemnify and hold harmless each Representative and the Member and its partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.
     Amendment. This Agreement may be amended from time to time with the consent of the Member.

     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the ___day of ___, 2001.

iPAYMENT, INC.
By:	/s/ Afshin Yazdian
Title:	EVP

SCHEDULE A

Member and
Business Address	Capital Contribution	Class A Units
iPayment, Inc. Suite 415 40 Burton Hills Nashville, TN 37215	$10	1

5